EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Collegiate Pacific to Present at Roth Conference

DALLAS—(BUSINESS WIRE)—Aug. 9, 2004—Collegiate Pacific (AMEX:BOO) today said it has been invited and has accepted the invitation to present at the Sept 13-15 Roth Capital Growth Company Conference.

In discussing the presentation, Michael Blumenfeld, CEO of Collegiate Pacific, stated, “we are pleased to once again participate in what we consider the nations largest and most prestigious forum for growth companies. From our past experiences this conference generates a substantial amount of interest in the presenting companies.”

“Our presentation at this conference will lay out in detail our goals for FY2005 and FY2006 periods and will discuss the substantial progress we are making in the integration of our recent acquisitions. We believe that our growth in FY2005, which commenced July 1, will cause Collegiate Pacific to be recognized as one of the nations fastest growing small cap companies with comparative revenues set to rise from approximately $39 million to over $90 million in FY2005.”

“We continue to explore a number of attractive and accretive business relationships and acquisitions that match our criteria.”

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company has based these forward-looking statements on its current expectations and projections about future events, based on the information currently available to it. The forward-looking statements include statements relating to the company’s anticipated financial performance, business prospects, new developments, new strategies and similar matters. The following important factors, in addition to those described in the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended June 30, 2003, especially in the Risk Factors and the Management’s Discussion and Analysis sections, and its Quarterly Reports on Form 10-QSB and its Current Reports on Form 8-K (each of which is available upon request from the company or on the company’s website, www.cpacsports.com, under the heading “Investors”) may affect the future results of the company and cause those results to differ materially from those expressed in the forward-looking statements, material adverse changes in the economic conditions in the Company’s markets, including as a result of terrorist attacks, competition from others. The Company has historically been aggressive in making acquisitions and in some cases it may be required to expense intangible assets at the time the acquisitions are completed. Such expenses, although non-cash in nature and to date have not been material, could have a negative impact on earnings. We disclaim any obligation to update these forward-looking statements.

     CONTACT: Collegiate Pacific, Dallas Mike Blumenfeld, 972-243-8100

     SOURCE: Collegiate Pacific